Exhibit 3.1 Certificate of Incorporation

State of Delaware Secretary of State Division of Corporations Delivered 12:30 PM 02/21/2012 FILED 12:30 PM 02/21/2012 SRV 120210568 – 5113248 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

NORTHAM ACQUISITION CORP.

A STOCK CORPORATION

First:  The name of this Corporation is Northam Acquisition Corp.

Second:  Its registered office in the State of Delaware is to be located at 16192 Coastal Highway, in the City of Lewes, County of Sussex, Zip Code 19958.  The registered agent in charge thereof is Harvard Business Services, Inc.

Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:  The amount of the total stock of this corporation is authorized to issue is 500,000,000 common shares with a par value of $.0001 per share, and 20,000,000 preferred shares with a par value of $.0001 per share (number of authorized shares).

Fifth:  The name and mailing address of the incorporator are as follows:

Name: William Tay

Mailing Address: P.O. Box 42198

Philadelphia, Pennsylvania

Zip Code: 19101

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 17th day of February, 2012.

BY: /s/ William Tay

(Incorporator)

NAME: William Tay

(Type or Print)